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                        REINSTATEMENT AND FIRST AMENDMENT
                        TO AGREEMENT OF SALE AND PURCHASE


        THIS REINSTATEMENT AND FIRST AMENDMENT TO AGREEMENT OF SALE AND PURCHASE (this "AMENDMENT"), is made and entered into as of July 21, 2004 by and between 98 Cusa Plano, L.P., a Delaware limited partnership ("SELLER"), and realty america Group (1221 Coit Road), LP, a Texas limited partnership ("BUYER").

                                    RECITALS:

        A. Seller and Buyer have entered into that certain Agreement of Sale and Purchase with an Effective Date of July 6, 2004, relating to certain real property located at 1221 Coit Road, Dallas, Texas more particularly described therein (the "AGREEMENT").

        B. Buyer terminated the Agreement by letter dated July 16, 2004 (the "TERMINATION LETTER").

        C. Notwithstanding delivery of the Termination Letter, Seller and Buyer desire to reinstate the Agreement and to amend certain provisions of the Agreement.

        NOW, THEREFORE, in consideration of the recitals and the mutual covenants and agreements of the parties as herein set forth, and for other good and valuable consideration which the parties acknowledge receiving, Seller and Buyer hereby agree as follows:

                                   AGREEMENT:

        1. Capitalized terms not defined herein shall have the same meaning ascribed to them in the Agreement.

        2. Except as modified by this Amendment, the Agreement is reinstated, ratified and confirmed and is in full force and effect. In the event of a conflict between the terms of this Amendment and the Agreement, this Amendment shall control.

        3. Section 1.1 is hereby amended to include the following defined terms:

                ""MATERIAL DEFECT" means a Material Environmental Defect, Material Estoppel Revision and/or Material Survey Defect.

                "MATERIAL ENVIRONMENTAL DEFECT" means the current continued presence of a hazardous environmental condition with respect to the Real Property which has a cost of remediation in excess of $10,000.00. "Material Environmental Defect" shall not include any matters disclosed by the Due Diligence Items, including without limitation any environmental reports delivered to Buyer.

                "MATERIAL ESTOPPEL REVISION" means revisions made to the Tenant Estoppel or SNDA by the Tenant that when aggregated with all other revisions to the Tenant Estoppel or SNDA made by the Tenant have a cost in excess of $10,000. "Material Estoppel Revision" shall

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not include such changes or modifications to a Tenant Estoppel or SNDA that are generally considered commercially reasonable in the market in which the Property is located or any changes or modifications to the Tenant Estoppel or SNDA made by the Tenant in order to align the Tenant Estoppel or SNDA with the terms of such Tenant's Lease.

                "MATERIAL SURVEY DEFECT" means matters relating to the Real Property or Improvements that are disclosed in any revisions or updates to the Title Commitment or reflected in the Updated Survey that, individually or in the aggregate, have a cost of removal or correction in excess of $10,000.00. "Material Survey Defects" shall not include (i) any matters revealed on the Survey, (ii) any matters noted in the Title Commitment delivered July 8, 2004,
(iii) any Permitted Exceptions and (iv) zoning compliance matters."

        4. Section 2.2 of the Agreement is hereby amended to state in its entirety as follows:

                "Buyer shall pay Seller the purchase price of Ten Million Seven Hundred Thousand and No/100 Dollars ($10,700,000.00) ("PURCHASE PRICE") at Closing. The Purchase Price and such other funds as may be necessary to pay Buyer's expenses hereunder, subject to closing adjustments, shall be deposited with the Escrow Agent on or before the Closing Date in accordance with this Agreement and paid to Seller upon satisfaction of all conditions precedent to the Closing as described herein."

        5. Section 2.3 of the Agreement is hereby amended to state in its entirety as follows:

                "SECTION 2.3 DEPOSIT. On July 8, 2004, Buyer deposited Twenty-five Thousand and No/100 Dollars ($25,000.00) in immediately available funds as a deposit (the "INITIAL DEPOSIT") with Escrow Agent whose address is as indicated in SECTION 10.3. The Initial Deposit shall be nonrefundable to Buyer except as provided in SECTIONS 5.1 and 10.2. On the date hereof, Buyer shall, and by signing below hereby does, instruct Escrow Agent to release the Initial Deposit to Seller. In addition, on or before July 23, 2004, Buyer shall deposit with Escrow Agent via wire transfer an additional One Hundred Thousand and No/100 Dollars ($100,000.00) (the "ADDITIONAL DEPOSIT"; the Initial Deposit and the Additional Deposit, collectively, the "DEPOSIT") in immediately available funds. The Additional Deposit shall be non-refundable except as provided in SECTIONS 3.6, 3.7, 4.2, 5.1 and 10.2. Interest earned on the Additional Deposit shall be considered part of the Deposit and shall be deemed to have been earned by, and constitute income of, Buyer. Except as otherwise expressly set forth herein, the Deposit shall be applied against the Purchase Price on the Closing Date."

        6. Section 3.6 of the Agreement is hereby amended to state in its entirety as follows:

                "Buyer shall have no right to terminate this Agreement for any reason or no reason unless Buyer discovers a Material Defect that Seller does not agree to cure as more particularly provided in SECTIONS 3.7 AND 4.2, and Buyer gives notice to Seller on or before the expiration of the Due Diligence Period. If Buyer discovers a Material Defect that Seller does not agree to cure, then Buyer may terminate this Agreement by giving written notice to Seller on or before 5:00 p.m. Central Time on the last day of the Due Diligence Period. If Buyer terminates this Agreement pursuant to the preceding sentence, the Additional Deposit (and interest earned thereon) will be returned to Buyer, and Buyer shall have no further liability except as described


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in this SECTION 3.6 and SECTIONS 3.4, 3.5, 9.6 and 10.11. If Buyer fails to timely notify Seller in writing before 5:00 p.m. Central Time on the last day of the Due Diligence Period that Buyer has elected to terminate this Agreement, then Buyer will be deemed to have elected not to terminate this Agreement pursuant to this SECTION 3.6 and to have approved all matters described in SECTIONS 3.1, 3.2 and 4.2. If Buyer timely elects to terminate its obligations hereunder as described above and in SECTIONS 3.7 and 4.2, Buyer shall provide to Seller, promptly after receipt of a request from Seller, originals of all third party reports, studies and appraisals relating to the Property in its possession, without representation or warranty and at no cost to Seller. The foregoing obligation shall survive any termination of this Agreement. If Buyer does not elect to terminate this Agreement and is not deemed to have terminated this Agreement, Buyer may, subject to the terms of this Agreement, continue to conduct further physical Due Diligence or other examinations, inspections, tests, studies and investigations regarding the Property; provided, however, that except as otherwise expressly provided in SECTIONS 5.1 and 10.2.2, in no event shall Buyer have any right to terminate or otherwise modify its obligations hereunder after the end of the Due Diligence Period as a result of any such further physical Due Diligence or other examinations, inspections, tests, studies or investigations regarding the Property, and the provisions of this ARTICLE 3, including, without limitation, the indemnification provisions, shall continue to apply."

        7. Section 3.7 of the Agreement is hereby amended to state in its entirety as follows:

                "Seller shall use good faith efforts to, obtain and deliver to Buyer estoppel certificates from the Tenants of the Property in the form of
Exhibit I attached hereto (a "Tenant Estoppel"). Seller shall use good faith efforts to obtain and deliver to Buyer a Subordination, Non-Disturbance and Attornment Agreement (a "SNDA") in the form attached to this Amendment as Exhibit "A". Seller shall circulate to each Tenant a Tenant Estoppel and SNDA within 5 days from the date hereof. Obtaining a Tenant Estoppel and SNDA shall not, however, be a condition to the Closing, nor shall Seller incur any liability in connection with failing to obtain a Tenant Estoppel and SNDA. Buyer shall have the right to object in writing to any Material Estoppel Revisions prior to the expiration of the Due Diligence Period and shall so object in writing to any Material Estoppel Revisions within two (2) days following receipt of an executed Tenant Estoppel and SNDA. Seller may elect (but shall not be obligated) to cure any Material Estoppel Revision, and shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of such cure. Seller shall notify Buyer in writing within ten (10) days after receipt of Buyer's notice of a Material Estoppel Revision whether Seller intends to cure same. If Seller is unable to cure any Material Estoppel Revision prior to the Closing (or the adjournment of same), or if Seller elects not to cure a Material Estoppel Revision, Buyer may elect, as its sole and exclusive remedy therefore, to either (a) terminate this Agreement by giving written notice to Seller and Escrow Agent, in which event the Additional Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement as set forth in SECTIONS 3.4, 3.5, 3.6, 9.6 and 10.11, or (b) waive its objection to such Material Estoppel Revision and proceed to the Closing as herein provided without any reduction of or credit against the Purchase Price. If before the end of the Due Diligence Period, Buyer fails to give Seller such written notice of a Material Estoppel Revision, then Buyer shall be deemed to have elected to waive such Material Estoppel Revision and its right to terminate this Agreement pursuant to this SECTION 3.7."


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        8.      Section 4.2 of the Agreement is hereby amended to state in its entirety as follows:

                "Buyer shall have no right to object to any matters revealed in the Title Commitment received on July 8, 2004 or in the Survey and hereby approves all matters set forth therein. Buyer shall have the right to object in writing to Material Survey Defects prior to the expiration of the Due Diligence Period and shall so object in writing to any Material Survey Defects within ten
(10) days following receipt of the Updated Survey. Unless Buyer shall timely object to Material Survey Defects, all such Material Survey Defects shall be deemed to constitute additional Permitted Exceptions. Seller may elect (but shall not be obligated) to cure any Material Survey Defects, and shall be entitled to a reasonable adjournment of the Closing (not to exceed ninety (90) days) for the purpose of such removal. Seller shall notify Buyer in writing within ten (10) days after receipt of Buyer's notice of Material Survey Defects whether Seller elects to cure or remedy the same. If Seller is unable to cure or remedy any Material Survey Defects prior to the Closing, or if Seller elects not to cure or remedy one or more Material Survey Defects, Buyer may elect, as its sole and exclusive remedy therefore, to either (a) terminate this Agreement by giving written notice to Seller on or before the end of the Due Diligence Period, in which event the Additional Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for those obligations which expressly survive the termination of this Agreement as set forth in SECTIONS 3.4, 3.5, 3.6, 9.6 and 10.11, or (b) waive such Material Survey Defects, in which event such Material Survey Defects shall be deemed additional "Permitted Exceptions" and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price. If before the end of the Due Diligence Period, Buyer fails to give Seller and Escrow Agent such written notice, then Buyer shall be deemed to have elected to waive all Material Survey Defects and its right to terminate this Agreement pursuant to this SECTION 4.2. Notwithstanding the foregoing, Seller shall be obligated at Closing to cause the release of the liens of any financing obtained by Seller which is secured by the Property."

        9. The first sentence of Section 9.2 is hereby amended to state in its entirety as follows:

                "The closing hereunder ("CLOSING") shall be held and delivery of all items to be made at the Closing under the terms of this Agreement shall be made through escrow at Escrow Agent's office on the date which is forty-five
(45) days from the date of this Amendment (if such day is a business day, or if not a business day, on the first day following the 45th day which is a business day), or such other date and time as Buyer and Seller may mutually agree upon in writing (the "CLOSING DATE")."

        10. Section 9.4.1 of the Agreement is hereby amended to state in its entirety as follows:

                "The balance of the Purchase Price and such additional funds as are necessary to close this transaction;"

        11. Seller and Buyer agree that Seller will not provide any form of seller-financing as part of the transaction contemplated hereby, and thus the provisions contained in the below-listed sections, article and exhibit of the Agreement are hereby deleted, and each of the deleted


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provisions is replaced with the language "intentionally deleted". The deleted provisions are as follows: Section 1.1.8, Section 1.1.38, Section 1.1.39,
Section 1.1.40, Section 1.1.41, Section 1.1.47, Section 1.1.48, Section 1.1.58,
Section 1.1.65, Section 9.3.12, Section 9.4.9, Article 11, and Exhibit H.

        12. The terms of the Agreement, as heretofore amended, are hereby ratified and confirmed by Seller and Buyer.

        13. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Amendment. The delivery of counterpart signatures by facsimile transmission shall have the same force and effect as the delivery of a signed original hard copy.

                                   SELLER:

                                   98 CUSA PLANO, L.P., a Delaware limited
                                   partnership

                                   By:  98 CUSA Plano GP, L.L.C., a Delaware
                                        limited liability company

                                        By: Wolverine Net Lease GP Company, a
                                            Texas corporation, its Administrator


                                            By:_________________________________
                                               G. Alan Hargrove, Secretary


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                                   BUYER:

                                   REALTY AMERICA GROUP (1221 COIT ROAD), LP, a
                                   Texas limited partnership

                                   By:  Realty America Group Investments, LLC,
                                          its general partner

                                        By:_____________________________________
                                        Name:   Webb M. Sowden, III
                                        Title:  Member



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